EXHIBIT 99.1

NEWS RELEASE

RANGE RAISES CAPITAL BUDGET 21%

FORT WORTH, TEXAS, January 8, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that a $126 million capital budget had been set for 2004. The budget, which excludes acquisitions, represents a 21% increase over 2003 expenditures. The budget includes $109 million for drilling and recompletions, $15 million for land and seismic and $2 million for the expansion and enhancement of gathering systems and facilities. Acquisitions, particularly those in proximity to existing properties, will continue to be pursued but are considered too unpredictable to be specifically budgeted. In 2003, capital expenditures excluding acquisitions were funded with less than 75% of internal cash flow. Based on the current futures prices and existing hedges, 2004 capital spending should again be funded with less than 75% of internal cash flow. Excess cash flow may be used to reduce debt, fund acquisitions, increase capital expenditures or to repurchase stock.

In 2003, approximately $104 million was spent on capital projects and an additional $93 million on acquisitions. The Company participated in the drilling of 359 gross (201 net) wells and 56 gross (45 net) recompletions. In 2004, the Company expects to drill 409 gross (237 net) wells and to undertake 35 gross (29 net) recompletions. Approximately half the budget has been allocated to the Southwest region, including the Permian Basin, the Midcontinent and East Texas, with the remaining 50% equally divided between the Gulf Coast and Appalachia regions.

Commenting, John H. Pinkerton, Range’s President, said, “Last year proved extremely rewarding for Range and its shareholders. While year-end engineering is not complete, the 2003 drilling program was clearly successful. Our acquisition effort yielded excellent results, more than replacing the year’s production. In total, we expect that reserve replacement comfortably exceeded 200% for the year. The increase in the 2004 capital budget reflects opportunities generated by last year’s drilling and acquisitions, strong energy prices, the Company’s enhanced financial strength and an attractive project inventory. We expect the 2004 drilling budget will allow us to continue to more than replace production, to fuel a steady increase in production and, based on current oil and gas prices, to generate exceptional rates of return.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

2004-1

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.